Media Contact: Jodi Guilbault MIPS Technologies, Inc. +1 650 567-5035 jodi@mips.com	Investor Contact: Mark Tyndall MIPS Technologies, Inc. +1 650 567-5100 ir@mips.com

 MIPS Technologies Announces CFO to Step Down in February

MOUNTAIN VIEW, Calif. – December 11, 2007–MIPS Technologies, Inc., (NASDAQ: MIPS), a leading provider of industry-standard architectures, processor cores and analog IP for digital consumer, home networking, wireless, communications and business applications, today announced that Merv Kato, vice president and chief financial officer, has decided to step down after 10 years of dedicated service to the company.  Kato will leave his position following the company’s reporting for the current fiscal quarter and will assist with the transition to a new CFO.

Kato, who joined MIPS in 1997, is responsible for corporate financial activities for the company and oversees all finance functions including planning, internal and external reporting, tax, treasury, accounting and revenue recognition.  Kato served as vice president of finance and corporate controller before he was promoted to CFO in January 2006.

"Merv has been a key member of the executive team for MIPS Technologies. His diligence and experience have been instrumental in guiding the company through a very demanding period," said John Bourgoin, president and CEO of MIPS Technologies. "We extend our appreciation and gratitude for his discipline and hard work during many phases of the company’s evolution.  We wish him well."

“I have truly enjoyed working with and getting to know the talented people at MIPS, and I am delighted to have contributed to its growth during my tenure," said Kato.  “I intend to work with the executive team to help ensure an orderly and effective transition and I wish all my colleagues the greatest future success."

“We will commence a search to fill the chief financial officer position. We appreciate Merv’s willingness to provide transitional assistance to his successor," Bourgoin concluded.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NASDAQ: MIPS) is the world’s second largest semiconductor design IP company and the number one analog IP company worldwide. With more than 250 customers around the globe, MIPS Technologies powers some of the world’s most popular products for the digital consumer, broadband, wireless, networking and portable media markets—including broadband devices from Linksys, DTVs and entertainment systems from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, microcontrollers from Microchip and laser printers from Hewlett-Packard. Today, the company owns more than 400 patent properties (patents and applications) worldwide. Founded in 1998, MIPS Technologies is headquartered in Mountain View, California, with offices worldwide. For more information, contact (650) 567-5000 or visit www.mips.com.

###